Exhibit 4.63

Rules of the Randgold Resources Limited

Restricted Share Scheme

Approved by the Board on 26 March 2008 and

by the Company in general meeting on 28 July

2008 and amended by the Board on 30 January

2012

RULES OF THE RANDGOLD RESOURCES LIMITED RESTRICTED SHARE SCHEME

RULES OF THE RANDGOLD RESOURCES LIMITED RESTRICTED SHARE SCHEME

1.	DEFINITIONS

In these Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Admitted” means:

(a)	admitted to the official list maintained by the FSA and admitted to trading on the London Stock Exchange’s market for listed securities; or

(b)	listed on The NASDAQ Global Select Market; or

(c)	otherwise traded or listed on another stock exchange;

“ADS” means an American Depositary Share representing one fully paid ordinary share in the capital of the Company;

“Allocation” means a conditional award of a specified number of Shares;

“Announcement Date” means any date on which the results of the Group for the last preceding financial period or half-period are announced;

“Associated Company” has the meaning given to it in section 416 of the Income and Corporation Taxes Act 1988;

“Award” means any Allocation or Option;

“Award Tax Liability” means an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions and any equivalents or any other amounts which are required to be withheld or accounted for by a Participant’s Employing Company, the Company, any Associated Company of the Company or the Trustees in connection with the grant, holding, exercise and/or vesting of an Award;

“Base Salary” means the cash earnings (excluding bonuses) of the office(s) or employment(s) by virtue of which an Eligible Employee is eligible to participate in the Scheme during the period of 12 months ending on the relevant Date of Grant or the last accounting period of the Company, if greater;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the Board;

“Cause” means:

(a)	the Participant’s conviction of a plea of nolo contendere to any felony ;

(b)	the Participant’s gross negligence in the discharge of his duties;

(c)	the Participant’s wilful misconduct in the discharge of his duties;

(d)	any wilful and material breach of any provisions of the Participant’s contract of employment which breach, if susceptible to cure, is not ended immediately upon written notice, or not cured by the Participant within ten (10) business days following written notice from the Board detailing such breach;

(e)	the Participant’s failure to perform his material duties (other than as a result of his Disability) which is either wilful or deliberately repeated after written notice, or not cured by the Participant within ten (10) business days following written notice from the Board detailing such failure; or

(f)	the Participant’s becoming insolvent or making any arrangement or composition with his creditors,

PROVIDED THAT no act or failure to act on the Participant’s part will be considered “wilful” if done, or omitted to be done by the Participant in good faith and in the reasonable belief that his action or omission was in the best interests of the Company, and Cause shall exist from and after the occurrence of any such event or conduct;

“Change in Control” means;

(a)	a sale by the Company of substantially all of its assets in one transaction or a series of related transactions;

(b)	the acquisition by any person, entity, or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 of the United States of America, as amended) of equity interests in the Company representing thirty-five per cent. (35%) or more of the voting power in the Company (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power)

(c)	a merger or consolidation involving the Company in which holders of the Company’s equity securities immediately before the merger or consolidation do not immediately after the merger or consolidation own over fifty per cent. (50%) of the voting power in the entity surviving the merger or consolidation (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power); or

(d)	when, at any time during a Participant’s Employment, the individuals who constitute the Board of Directors on the date (the “Commencement Date”) on which the Participant commences Employment (the “Incumbent Directors”) cease for any reason to constitute at least a majority thereof; provided, however, that a director who was not a director at the Commencement Date shall be deemed to be an Incumbent Director if such director was elected by, or on the recommendation of or with the approval of at least a majority of the directors of the Company who then qualified as Incumbent Directors, either actually (because they were directors on the Commencement Date) or by prior operation of this sub-clause (d), but excluding, as a member of the Incumbent Directors, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-2 of Regulation 14A promulgated under the Securities Exchange Act of 1934 of the United States of America),

PROVIDED THAT a series of transactions shall be considered related if they occurs within an eighteen month period, but the fact that a series of transactions occur over a period longer than eighteen months shall not preclude such transactions from being related;

“Commencement Date” means the date on which the Scheme is approved by the Company;

“Company” means Randgold Resources Limited, a company incorporated under the laws of Jersey with registered number 62686;

“Condition” means any Performance Condition or any other objective condition determined by the Board on or prior to the Date of Grant of an Award;

“Date of Grant” means the date on which an Award is granted in accordance with Rule 3.1;

“Dealing Day” means any day on which NASDAQ or as applicable the London Stock Exchange or such other relevant stock exchange is open for the transaction of business;

“Disability” means incapacity or circumstances where the Participant is prevented by illness, injury, accident or any other circumstance beyond his control from discharging his material duties under his contract of Employment;

“Eligible Employee” means any employee (including a director) of any Participating Company who is required to devote substantially the whole of his working time to his employment or office;

“Employees’ Share Scheme” has the meaning given to it in section 1166 of the Companies Act 2006;

“Employing Company” means the Company or any Member of the Group or any Associated Company of the Company by which the Participant is or, where the context so admits, was employed;

“Employment” means office or employment with any Member of the Group;

“Exercise Price” means the price at which a Participant may exercise an Option, established in accordance with Rule 7;

“Financial Period” has the meaning of a period for which a profit and loss account of a company is made up in accordance with the Companies (Jersey) Law 1991;

“FSA” means the Financial Services Authority acting in its capacity as the competent authority for the purposes of part VI of the Financial Services and Markets Act 2000 of the United Kingdom;

“Good Reason” means:

(a)	any material breach by the Company of any of its obligations under a Participant’s contract of Employment;

(b)	the Company requiring the Participant to relocate his primary residence to a place designated by the Company (it being acknowledged by the Participant that he is required to travel on business as needed), except for required travel on Company business;

(c)	any material reduction in the Participant’s title, duties, authority or responsibilities without his consent;

(d)	receipt by the Participant of notice from the Company under his contract of Employment of the Company’s intention to terminate his Employment without cause; or

(e)	the assignment to the Participant without his consent of duties or responsibilities materially inconsistent with his positions and duties described in his contract of Employment,

provided that the Participant may not terminate his employment for Good Reason unless he first gives the Company written notice specifying the Good Reason (within ninety days after the occurrence of the event giving rise to Good Reason in the case of a US Employee) and the Company does not cure the Good Reason within thirty days after the date of such notice;

“Group” means the Company and its Subsidiaries from time to time;

“Internal Reorganisation” means any compromise, arrangement or offer (including any Change in Control) which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise, arrangement or offer and/or the consideration given for the acquisition of the Shares and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of the Company;

“London Stock Exchange” means London Stock Exchange plc or any successor company or body carrying on the business of London Stock Exchange plc;

“Market Value” means, in relation to a Share on any date:

(a)	at any time at which the ADSs are Admitted for trading on The NASDAQ Global Select Market, the US dollar NASDAQ Official Closing Price per ADS on the Dealing Day immediately preceding that date;

(b)	at any time at which the ADSs are not Admitted for trading on The NASDAQ Global Select Market but the Shares are Admitted to trading on the London Stock Exchange’s market for listed securities, its middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on the Dealing Day immediately preceding that date;

(c)	at any time at which the ADSs and/or Shares are Admitted to trading on a stock exchange (other than The NASDAQ Global Select Market and the London Stock Exchange’s market for listed securities) such price or quotation derived from such stock exchange as the Board shall determine to be the fair market value on the Dealing Day immediately preceding that date;

(d)	at any time at which neither the Shares nor ADSs are Admitted, the Board’s reasonable opinion of the fair market value on the day immediately preceding that date;

“Member of the Group” means the Company or any one of its Subsidiaries from time to time;

“Model Code” means the Model Code for transactions in securities by directors and certain employees of listed companies issued by the FSA from time to time (or such other code as may replace it), as amended from time to time;

“NASDAQ” means The NASDAQ OMX Group, Inc or any successor company or body carrying on the business of The NASDAQ OMX Group, Inc;

“NASDAQ Official Closing Price” means the NASDAQ Official Closing Price as determined by the NASDAQ Closing Cross;

“Option” means a right to acquire a specified number of Shares at the Exercise Price in accordance with the Rules;

“Option Period” means the period commencing on the latest of:

(a)	the date on which the Board determines that, the Performance Period having expired, any Performance Condition has been satisfied, either in full or in part, in respect of that period or has been waived;

(b)	the date on which the Board determines that any other Condition(s) have been satisfied or waived; and

(c)	the third anniversary of the Date of Grant of an Option or such earlier or later date as the Board may on or before the Date of Grant determine;

and ending on the day preceding the tenth anniversary of the Date of Grant of an Option or such earlier date as the Board may on or before the Date of Grant determine;

“Participant” means any individual who has been granted and remains entitled to a Subsisting Award or (where the context admits) the personal representative(s) of any such individual;

“Participating Company” means any Member of the Group;

“Performance Condition(s)” means any condition or conditions relating to the performance of the Company and/or the Group and/or personal to the Participant determined by the Board on or prior to the Date of Grant of an Award;

“Performance Period” means the period specified by the Board on or prior to the Date of Grant of an Award in respect of which any Performance Condition is to be measured for the purpose of determining whether or to what extent the Performance Condition has been satisfied;

“Personal Data” has the meaning given to that term in section 1(1) of the Data Protection (Jersey) Law 2005;

“Relevant Period” has the meaning given to that term in Rule 11.1;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Scheme” means this scheme as governed by the Rules;

“Share” means a fully paid ordinary share in the capital of the Company;

“Subsidiary” means a subsidiary as defined in section 2 and section 2A of the Companies (Jersey) Law 1991 (as amended);

“Subsisting Allocation” means an Allocation to the extent that it has neither lapsed nor vested;

“Subsisting Award” means a Subsisting Option or a Subsisting Allocation;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Trustees” means the trustees of any employee benefit trust established by the Company or any other Member of the Group for the benefit of directors and/or employees of the Company and/or Group;

“US Employee” means an Employee who is taxable in the United States on his or her Base Salary.

“Vesting Date” means either:

(a)	in relation to an Allocation and subject to (b) below and Rule 11.1, the latest of:

(i)	the date on which it is determined that, the Performance Period having expired, any Performance Condition has been satisfied, either in full or in part, in respect of that period or has been waived;

(ii)	the date on which the Board determines that any other Condition(s) have been satisfied or waived; and

(iii)	the third anniversary of the Date of Grant of an Allocation or such earlier or later date as the Board may on or before the Date of Grant determine; or

(b)	in relation to a Vested Part and subject to Rule 11.1, the date on which a Vested Part vests in accordance with the applicable schedule of vesting as set out in the Participant’s certificate evidencing the grant of the Allocation, save that if such date falls at a time at which the vesting of the Shares would not be permitted under the Model Code, the Vesting Date shall be the first day following such date on which the vesting of the Shares is permitted under the Model Code; and

“Vested Part” means, in relation to any Allocation on a Vesting Date, such proportion of the total number of Shares over which the Allocation is granted which, on that date, vests under an applicable schedule of vesting as set out in the Participant’s certificate evidencing the grant of the Allocation.

Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision shall be a reference to a UK statutory provision, unless indicated otherwise, and any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it.

2.	COMMENCEMENT AND TITLE

The Scheme shall commence on the Commencement Date and shall be known as The Randgold Resources Limited Restricted Share Scheme.

3.	GRANT OF AWARDS

3.1	The Board may from time to time in its absolute discretion grant Awards to such Eligible Employees as it shall in its absolute discretion select. No Eligible Employee shall be entitled as of right to have an Award granted to him. The extent of any grant of Awards shall be determined by the Board in its absolute discretion but shall be subject to the limits contained in Rules 4 and 5.

3.2	An Award shall be designated as an Allocation or an Option.

3.3	No payment shall be required in consideration for the grant of an Award. The Board shall grant Awards by deed or in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate evidencing the grant of the Award and setting out its terms and any Condition(s) determined under Rule 3.4 below.

3.4	The Board may grant an Award subject to such Condition(s) as it in its discretion thinks fit which must (save as otherwise provided in the Rules) be fulfilled before the Award (other than a new award under Rule 13.4) may be exercised or vest (as the case may be). No such Condition(s) may subsequently be varied or waived (save as otherwise provided in the Rules) unless an event occurs which causes the Board to determine that such Condition(s) shall have ceased to be appropriate whereupon the Board may in its absolute discretion vary or waive such Condition(s) so that any new Condition(s) imposed or any variation are in its opinion fair, reasonable and no more difficult to satisfy than the previous Condition(s).

3.5	Subject to Rules 3.6 and 3.7 below, an Award may only be granted at the following times:

(a)	within the period of 42 days after the Commencement Date; or

(b)	within the period of 42 days after an Announcement Date; or

(c)	at any time at which the Board resolves that exceptional circumstances exist which justify the grant of an Award.

3.6	No Award may be granted at any time at which a dealing in the Shares would not be permitted under the Model Code.

3.7	No Award may be granted under the Scheme later than ten years after the Commencement Date.

3.8	Subject to Rule 5 below, an Eligible Employee may be granted any combination of Awards, whether in a single grant or pursuant to a series of grants.

4.	SCHEME LIMITS

4.1	Subject to such adjustments as may be made in accordance with Rule 12, no Award shall be granted on any Date of Grant or any proposed Date of Grant if, as a result:

(a)	the aggregate number of Shares issued or committed to be issued pursuant to Awards made under the Scheme would exceed five per cent. of the issued ordinary share capital of the Company on that Date of Grant; or

(b)	the aggregate number of Shares issued or committed to be issued pursuant to Awards made under the Scheme and pursuant to grants or appropriations made during the ten years preceding such Date of Grant under all other Employees’ Share Schemes established by the Company would exceed ten per cent. of the issued ordinary share capital of the Company on that Date of Grant.

4.2	For the avoidance of doubt, Shares which have been the subject of Awards or of rights granted under any other Employees’ Share Scheme which have lapsed shall not be taken into account for the purposes of this Rule 4.

4.3	For the purposes of the limits contained in Rule 4.1, the references to Shares issued or committed to be issued shall include Shares transferred from treasury or committed to be so transferred unless institutional investor guidelines cease to require such Shares to be so counted.

5.	INDIVIDUAL LIMIT

5.1	No Award may be granted to an Eligible Employee at any time if, as a result, the aggregate Market Value of the Shares subject to that Award together with the aggregate Market Value of Shares committed to be issued or transferred pursuant to any other Award granted to him in the same Financial Period of the Company under the Scheme, would exceed a sum equal to twice his Base Salary or, if higher, such fixed number of Shares as is determined by the Board on or prior to the Date of Grant.

5.2	If any Award exceeds the appropriate limit determined in accordance with Rule 5.1 above, such grant shall be void ab initio to the extent that the limit is exceeded.

5.3	For the purpose of this Rule 5, the Market Value of a Share subject to an Award shall be calculated as at the Date of Grant of that Award.

5.4	For the purpose of the limit contained in Rule 5.1, the reference to Shares committed to be issued shall include Shares committed to be transferred from treasury.

6.	NON-ASSIGNABILITY OF AWARDS

An Award may not be transferred, charged, pledged, mortgaged or encumbered in any way whatsoever by a Participant or his personal representative(s). In the event of any breach or purported breach of this Rule, an Award shall lapse forthwith. This Rule 6 shall not prevent the personal representative(s) of a deceased Participant from exercising an Option or from receiving Shares pursuant to a vested Allocation in accordance with the Rules or the law of succession.

7.	EXERCISE PRICE OF AN OPTION

The Exercise Price of an Option shall be determined by the Board not later than the Date of Grant and shall be such an amount (whether expressed as an amount per Share subject to the Option or an amount payable on each exercise of an Option irrespective of the number of Shares in respect of which the Option is exercised) as the Board may in its absolute discretion determine provided that, in the case only of an Option to subscribe for Shares, the Exercise Price per Share shall not be less than the nominal value of a Share (or, in the case of an Option granted to a US Employee, the fair market value of a Share on the date the Option is granted).

8.	EXERCISE OF OPTIONS AND VESTING OF ALLOCATIONS

8.1	Save as otherwise provided in the Rules and subject to Rule 9:

(a)	a Subsisting Option shall be exercisable during the Option Period; and

(b)	a Subsisting Allocation shall vest on the Vesting Date;

provided in each case that any Condition(s) shall have been fulfilled or waived.

8.2	Subject to Rule 11, if a Participant ceases to hold Employment before the expiry of the Performance Period by reason of death, Disability or Good Reason, or the Company terminates the Participant’s Employment without Cause, the following provisions shall apply:

(i)	a Subsisting Option shall become exercisable, subject to paragraph (iii) below, on the commencement of the Option Period and may be exercised within the period of twelve months from that date;

(ii)	a Subsisting Allocation shall vest, subject to paragraph (iv) below, on the Vesting Date;

(iii)	a Subsisting Option shall be exercisable in respect of such number of Shares as is equal to “A” where:

A	=	X PA where:
Y

A is the number of Shares in respect of which the Option may be exercised;

PA is the number of Shares in respect of which the Option would be exercisable having applied the Performance Condition(s) to the related Performance Period;

X is the number of days which have elapsed from the Date of Grant to the date on which the Participant ceased to hold Employment plus 365; and

Y is the total number of days which would have been comprised in the Performance Period had the Participant not ceased to be in Employment;

PROVIDED THAT, X/Y shall equal a maximum of one.

(iv)	a Subsisting Allocation shall vest in respect of such number of Shares as is equal to “A” where:

A = X PA where:

        y

A is the number of Shares in respect of which the Allocation vests;

PA is the number of Shares in respect of which the Allocation would vest having applied the Performance Condition(s) to the related Performance Period;

X is the number of days which have elapsed from the Date of Grant to the date on which the Participant ceased to hold Employment plus 365; and

Y is the total number of days which would have been comprised in the Performance Period had the Participant not ceased to be in Employment;

PROVIDED THAT, X/Y shall equal a maximum of one.

8.3	If a Participant ceases to hold Employment for one of the reasons set out in Rule 8.2 and a Subsisting Award is not subject to any Performance Condition(s):

(a)	any Subsisting Option may be exercised within the period of twelve months commencing on the later of:

(i)	the date on which the Option Period commences; and

(ii)	the date on which the Participant ceases to hold Employment; and

(b)	any Subsisting Allocation will vest on the Vesting Date.

9.	LAPSE

A Subsisting Award, whenever granted, shall lapse and cease to be capable of exercise or vesting upon the earliest to occur of the following:

(a)	in the case of an Option, the expiry of the Option Period;

(b)	the expiry of the Performance Period, if any Performance Condition(s) remain unfulfilled at that date and have not been waived, except that:

(i)	where Performance Condition(s) allow for an Award to be exercisable or vest in part on partial satisfaction of the Performance Condition(s), a Subsisting Award shall lapse only to the extent of the unexercisable or unvested part; and

(ii)	a Subsisting Option which is exercisable pursuant to Rule 11.1 by reference to the Relevant Period rather than the Performance Period shall not lapse on the expiry of the original Performance Period to the extent that it is exercisable under that Rule;

(c)	the expiry of any period within which a Condition other than a Performance Condition has to be satisfied in accordance with its terms, if such Condition remains unfulfilled at that date and has not been waived;

(d)	the date on which the Participant ceases to hold any Employment, or the date on which he gives or is given notice of such cessation, for any reason other than those set out in Rule 8.2 above;

(e)	in the case of a Subsisting Option, the expiry of any of the periods mentioned in Rules 8.2 or 8.3;

(f)	the date upon which the Participant ceases to hold Employment (or is given notice to terminate) by reason of Cause;

(g)	the first to expire of any of the periods mentioned in Rule 11 below including for the avoidance of doubt the expiry of the period of one month specified in Rule 11.4 (subject to any agreement entered into pursuant to Rule 11.4);

(h)	any breach or purported breach of Rule 6 by the Participant.

10.	MANNER OF EXERCISE OR VESTING

10.1

(a)	a Subsisting Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(i)	the certificate in respect of the Option to be exercised;

(ii)	a notice of exercise in such form as the Board may from time to time prescribe; and

(iii)	payment (in such manner as the Board shall direct) of the Exercise Price in respect of the Option;

and the date of exercise shall be the date of receipt of such notice and payment or such other date as the Board may have specified in the notice of exercise; and

(b)	a Subsisting Allocation shall vest automatically on the Vesting Date.

10.2	On the vesting of a Subsisting Allocation which is to be satisfied by the issue of new Shares, the Board may require the Participant to pay to the Company the aggregate nominal value of the Shares to be issued in which case such Shares will not be issued pursuant to Rule 10.5 until such payment has been received by the Company.

10.3	An Option may be exercised in whole or in part. Following any exercise of an Option in part (other than an exercise which exhausts the Option), the Participant shall be sent a new Award certificate in respect of the balance of Shares which are the subject of such Option.

10.4	Unless otherwise provided in these Rules, no Award shall be treated as having been exercised or vested unless and until the Board is satisfied that any Condition(s) have been satisfied or partially satisfied in accordance with their terms or have been waived.

10.5	Subject to the obtaining of any necessary consents from H.M. Treasury, the Bank of England or other competent authority and to the terms of any such consent and subject to Rule 10.4, the Board shall:

(a)	subject to Rules 10.5(b) and (c) below, within 30 days of the vesting of an Allocation or exercise of an Option cause the Company to allot and issue or procure the transfer of the relevant Shares;

(b)	by 15 March immediately following the calendar year in which an Allocation held by a US Employee vests, cause the Company to allot and issue or procure the transfer of the relevant Shares; and

(c)	delay the allotment and issue or transfer of the relevant Shares in respect of an Allocation held by a US Employee which vests pursuant to Rule 8.2 for a period of six months following the cessation of the Participant’s employment (or, if earlier until the Participant’s death) if, and to the extent that, such delay is required in order to comply with Section 409A of the US Internal Revenue Code, and send or cause to be sent to the Participant a share certificate (or other evidence of title) for the Shares in respect of which the Award is exercised or has vested.

10.6	Shares issued or transferred pursuant to the Scheme will rank pari passu in all respects with Shares then already in issue except that they will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise or vesting of the relevant Award.

10.7	If and for so long as the Shares are Admitted, the Company shall as soon as practicable after any such allotment apply to the FSA and the London Stock Exchange for permission for the same to be Admitted. Any application may be postponed at the Board’s discretion until application can be made in respect of such number of Shares as the Board considers appropriate.

10.8	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Shares from time to time under Subsisting Awards.

10.9	The Company and/or the Employing Company of a Participant and/or the Trustees shall have the right, prior to the delivery of the Shares otherwise deliverable to a Participant on the exercise or vesting of an Award:

(a)	to require the Participant to remit to or at the direction of his Employing Company an amount sufficient to satisfy the Award Tax Liability; and/or

(b)	to reduce the number of Shares otherwise deliverable to the Participant by an amount equal in value to the amount of the Award Tax Liability or sell a sufficient number of the Shares on behalf of the Participant to realise sale proceeds equivalent to the Award Tax Liability and remit such amount to or at the direction of his Employing Company or the Trustees in satisfaction of the liability; and/or

(c)	to deduct the amount of the Award Tax Liability from cash payments otherwise to be made to the Participant.

The Board may make such arrangements and determinations in this regard, consistent with the Rules, as it may in its absolute discretion consider to be appropriate.

11.	RECONSTRUCTION, TAKEOVER OR LIQUIDATION

11.1	Subject to Rule 11.5, if a Change in Control occurs before the expiry of the Performance Period, Participants shall be notified and the following provisions shall apply:

(a)	the Performance Period shall be deemed to have ended on the date of the Change in Control (which reduced period shall be referred to as the “Relevant Period”);

(b)	the Board shall determine on the date of the Change in Control.

(i)	the number of Shares in respect of which a Subsisting Option is exercisable or a Subsisting Allocation shall vest pursuant to paragraph (e) below; and

(ii)	whether any other Condition(s) have been satisfied or waived;

(c)	if any other Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable immediately following the Change in Control and may be exercised until the expiry of the period of one month commencing on the date of the Change in Control in respect of the number of Shares determined under paragraph (b)(i) above;

(d)	if any other Condition(s) have been satisfied or waived, a Subsisting Allocation shall vest immediately following the Change in Control or, if the date of vesting falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code, in respect of the number of Shares determined under paragraph (b)(i) above; and

(e)	a Subsisting Option shall be exercisable, and a Subsisting Allocation shall vest, in respect of such number of Shares as is equal to the number of Shares in respect of which the Award would be exercisable or would vest if the Performance Condition(s) were applied to the Relevant Period unless the Board deems it impracticable to apply the Performance Condition(s) to the Relevant Period, in which case such other period as the Board shall determine may be substituted.

11.2	Subject to Rule 11.5, if a Change in Control occurs on or after the expiry of the Performance Period, Participants shall be notified and the following provisions shall apply:

(a)	the Board shall, if it has not already done so, determine immediately prior to the Change in Control:

(i)	whether the Performance Condition has been satisfied, in full or in part, in respect of the Performance Period and the number of Shares in respect of which a Subsisting Option is exercisable or a Subsisting Allocation shall vest; and

(ii)	whether any other Condition(s) have been satisfied or waived;

(b)	if any other Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable immediately following the Change in Control and may be exercised until the expiry of the period of one month commencing on the date of the Change in Control in respect of the number of Shares determined by the Board;

(c)	if any other Condition(s) have been satisfied or waived, a Subsisting Allocation shall vest immediately following the Change in Control or, if the date of vesting falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code in respect of the number of Shares determined by the Board.

11.3	Subject to Rule 11.5, if a Change in Control occurs and a Subsisting Award is not subject to any Performance Condition(s), Participants shall be notified and the following provisions shall apply:

(a)	the Board shall, if it has not already done so, determine immediately prior to the Change in Control whether any other Condition(s) have been satisfied or waived;

(b)	if any other Condition(s) have been satisfied or waived, a Subsisting Option shall become exercisable immediately following the Change in Control and may be exercised until the expiry of the period of one month commencing on the date of the Change in Control;

(c)	if any other Condition(s) have been satisfied or waived, a Subsisting Allocation shall vest immediately following the Change in Control or, if the date of vesting falls at a time when the vesting of the Shares would not be permitted under the Model Code, on the first date following such date on which the vesting of the Shares is permitted under the Model Code.

11.4	Following a Change in Control, any Participant may, by agreement with the acquiring company (the “Acquiring Company”), within the period of one month from the date of the Change in Control release any of his Subsisting Awards in consideration of the grant of a new award on such terms as are agreed with the Acquiring Company.

11.5	Rules 11.1, 11.2 and 11.3 shall not apply in the case of an Internal Reorganisation, unless the Acquiring Company fails to make an offer to Participants to release Subsisting Awards in accordance with Rule 11.4 within one week of the Change in Control, in which case Rule 11.1 or Rule 11.2 or Rule 11.3 shall apply as if the Change in Control had occurred on the day following the end of the period of one week mentioned above.

11.6	Notwithstanding anything to the contrary contained herein, if an Option is converted to an option to purchase shares of an Acquiring Company (or a parent or subsidiary company), the exercise price and number of shares covered by the Option will be adjusted in a manner that complies with Section 409A of the US Internal Revenue Code.

11.7	The vesting of an Allocation or exercise of an Option pursuant to the preceding provisions of this Rule 11 shall be subject to the provisions of Rule 10.

12.	CAPITAL REORGANISATION

12.1	In the event of any variation in the ordinary share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise, then the number and the nominal value of Shares subject to any Subsisting Awards, the Exercise Price and, where an Award has been exercised or has vested but, as at the date of the variation of capital referred to above, no Shares have been allotted or transferred pursuant to such exercise or vesting, the number of Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate.

12.2	No adjustment under Rule 12.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Shares below the nominal value of a Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

12.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 12.1 and may call in, cancel, endorse, issue or re-issue any award certificate as a result of any such adjustment.

13.	EMPLOYMENT RIGHTS

13.1	The Scheme shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Scheme or any right which he may have to participate therein.

13.2	Participation in the Scheme shall be on the express condition that:

(a)	neither participation nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages; and

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Scheme howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

13.3	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Scheme which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

13.4	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Scheme or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Award held by him consequent upon the lapse for any reason of any Award held by him or otherwise in connection with the Scheme and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Scheme or any Award or Participant.

14.	ADMINISTRATION AND AMENDMENT

14.1	The Scheme shall be administered under the direction of the Board which may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Scheme in any respect provided that:

(a)	no deletion, amendment or addition shall operate to affect adversely in any material way any rights already acquired by a Participant under the Scheme without the approval of the majority of the affected Participants first having been obtained;

(b)	no deletion, amendment or addition to the advantage of Participants may be made to any of the provisions of the Scheme relating to:

(i)	eligibility;

(ii)	the limitations on the number or amount of Shares, cash or other benefits subject to the Scheme;

(iii)	the maximum entitlement for any one Participant;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of Shares, cash or other benefits to be provided under the Scheme and for the adjustment thereof (if any) in the event of a capitalisation issue, rights issue or open offer, sub-division or consolidation of Shares or reduction of capital or any other variation of capital;

except with the prior approval of the Company in general meeting, unless the deletion, amendment or addition is minor and to benefit the administration of the Scheme, to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Member of the Group or to take into account existing or proposed legislation.

14.2	Notwithstanding anything to the contrary contained in these Rules, the Board may at any time by resolution and without further formality establish further schemes or sub-schemes to apply in overseas territories governed by rules similar to these Rules but modified to take account of local tax, exchange control or securities laws, regulation or practice provided that any Shares made available under any such scheme shall be treated as counting against any limits on overall or individual participation in the Scheme.

14.3	The Board may from time to time make and vary such rules and regulations not inconsistent with the Scheme and establish such procedures for the administration and implementation of this Scheme as it thinks fit and in the event of any dispute or disagreement as to the interpretation of any such rules, regulations or procedures, the decision of the Board shall be final and binding upon all persons.

14.4	The Scheme, the granting, exercise or vesting of Awards thereunder, and the other obligations of the Company under the Scheme, shall be subject to all applicable national or local laws, rules, and regulations and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange or securities association on which the Shares are listed. The Company, in its discretion, may postpone the granting and exercise or vesting of Awards, the issuance or delivery of Shares under any Award or any other action permitted under the Scheme to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Shares or other required action under any national or local law, rule, or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules, and regulations. The Company shall not be obliged by virtue of any provision of the Scheme to recognise the exercise or vesting of any Award or to otherwise sell or issue Shares in violation of any such laws, rules, or regulations; and any postponement of the exercise or vesting and settlement of any Award under this provision shall not extend the term of such Award, and neither the Company nor its directors or officers shall have any obligation or liability to the Participant with respect to any Award (or Shares issuable or transferable thereunder) that shall lapse because of such postponement.

14.5	The Board’s decision on any matter relating to the interpretation of the Rules and any other matters concerning the Scheme (including the rectification of errors or mistakes of procedure or otherwise) shall be final and binding.

14.6	Any notice or other communication under or in connection with the Scheme may be given:

(a)	by the Company to an Eligible Employee or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant Participating Company or any Subsidiary) or sent through the Company’s internal postal service; and

(b)	to the Company, either personally or by post to the Company Secretary. Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting. Items sent by electronic mail shall be deemed to have been received on the day on which they are sent.

14.7	The Company shall bear the costs of setting up and administering the Scheme. However, the Company may require any Participating Company to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such Participating Company’s officers or employees.

14.8	The Company shall maintain all necessary books of account and records relating to the Scheme.

14.9	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Scheme, in so far as such document is required to be executed pursuant hereto.

14.10	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Shares.

14.11	If any Award certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

14.12	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Shares over which the Option was granted.

15.	DATA PROTECTION

As a condition of the grant of an Award, a Participant consents to the collection, retention, use, processing and transfer (whether between themselves or to any third party and including transfer to countries outside the European Economic Area) of his Personal Data by any Member of the Group, any of their Associated Companies, the trustees of any employee benefit trust, any administrator of the Scheme or the Company’s registrars or brokers for the purposes of implementing and operating the Scheme.

16.	EXCLUSION OF THIRD PARTY RIGHTS

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Scheme nor to any Award granted under it and no person other than the parties to an Award shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

17.	TERMINATION

The Board or the Company in general meeting may resolve at any time that no Awards or further Awards shall be granted under the Scheme and in any event no Awards may be granted under the Scheme on or after the tenth anniversary of the Commencement Date provided that this Rule shall not affect the subsisting rights of Participants.

18.	GOVERNING LAW

These Rules shall be governed by and construed in accordance with Jersey law.